Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-199126, 333-204056, 333-210193, 333-216740, and 333-223533) pertaining to the Calithera Biosciences, Inc. 2010 Equity Incentive Plan, the Calithera Biosciences, Inc. 2014 Equity Incentive Plan, the Calithera Biosciences, Inc. 2014 Employee Stock Purchase Plan, and the Calithera Biosciences, Inc. 2018 Inducement Plan, and in the Registration Statements on Form S-3 (No. 333-207905 and 333-219791) of Calithera Biosciences, Inc. and in the related Prospectuses of our report dated March 7, 2019, with respect to the consolidated financial statements of Calithera Biosciences Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Redwood City, California

March 7, 2019